Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE PROVIDES THIRD QUARTER 2014

OPERATIONAL AND FINANCIAL UPDATE

Recent Operational Highlights

•	Awarded NIAID contract for next generation anthrax vaccine program valued up to $28.1 million
•	Presented new non-clinical data for SparVax® anthrax vaccine program
•	Formed new strategic alliance with Nanotherapeutics to advance biodefense products
•	Awarded lump sum expectation damages and pre-judgment interest by the Delaware Court of Chancery in ongoing litigation against SIGA Technologies

ANNAPOLIS, MD – November 6, 2014 – PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported its financial and operational results for the third quarter of 2014.

Mr. Eric I. Richman, President and Chief Executive Officer, commented, “PharmAthene remains committed to advancing next generation medical countermeasures solutions that offer potential improvements in cost, efficacy and safety for our Nation. We made important advances in our biodefense programs during the third quarter. In September, we were awarded a contract from the National Institute of Allergy and Infectious Diseases (NIAID) to develop a thermostable next generation anthrax vaccine that could be effective in fewer doses – a key advantage for deployment in the civilian Strategic National Stockpile. This contract is valued at up to $28.1 million if all contract options are exercised. Additionally, new non-clinical data from our SparVax® program were presented demonstrating equivalent protection to BioThrax®, the currently licensed anthrax vaccine. We also announced a strategic alliance with Nanotherapeutics, Inc., to potentially advance the development of certain medical countermeasures. ”

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“Finally, with regard to the litigation against SIGA, proceedings in the Delaware Court of Chancery resumed in the third quarter following a partial modification of the automatic stay by the United States Bankruptcy Court. As a result, we submitted our proposed order to the Delaware Court of Chancery and look forward to a final order being entered by the Court,” said Mr. Richman.

Third Quarter Financial Results

For the three months ended September 30, 2014, PharmAthene recognized revenue of approximately $1.0 million, compared to approximately $3.5 million for the corresponding period in 2013. The decrease in revenue in the third quarter of 2014 is primarily attributable to a reduction in activity under the Company’s SparVax® anthrax vaccine contract as a result of its partial termination, as previously reported.

Research and development expenses in the third quarter of 2014 were approximately $1.7 million, compared to approximately $2.6 million for the corresponding period in 2013. The decrease is primarily due to reduced activity under the Company’s SparVax® contract, and corresponds with the Company’s transition to its next generation, lyophilized rPA anthrax vaccine program.

Expenses associated with general and administrative functions were approximately $3.2 million in the third quarter of 2014, compared to approximately $4.1 million for the same period in 2013.

For the third quarter of 2014, PharmAthene’s net loss was $4.6 million, or $0.08 per share, compared to a net loss of $3.9 million, or $0.08 per share, for the corresponding period in 2013.

At September 30, 2014, PharmAthene had cash and cash equivalents totaling approximately $19.6 million, compared to approximately $10.5 million at December 31, 2013. The increase in cash year-to-date is the result of proceeds from the sale of $15.5 million of the Company’s common stock under a Controlled Equity Offering Agreement, offset by net cash used in operations of $5.0 million, and $1.2 million used for other financing activities.

About PharmAthene

PharmAthene is a biodefense company engaged in the development and commercialization of next generation medical countermeasures against biological and chemical threats. PharmAthene's current biodefense portfolio includes the following product candidates:

•	SparVax® - a next generation recombinant protective antigen (rPA) anthrax vaccine (liquid and lyophilized formulations)

•	rBChE bioscavenger - a medical countermeasure for nerve agent poisoning by organophosphorous compounds, including nerve gases and pesticides

•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

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In August 2014, the Delaware Court of Chancery issued a Memorandum Opinion and Order and awarded to PharmAthene lump sum expectation damages for the value of PharmAthene’s lost profits for SIGA Technologies, Inc.’s smallpox antiviral, Tecovirimat, also known as ST-246® (formerly referred to as “Arestvyr™” and referred to by SIGA in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 as “Tecovirimat”). In addition, the Court of Chancery ordered SIGA to pay pre-judgment interest and varying percentages of PharmAthene’s reasonable attorneys’ and expert witness fees. A judgment, specifying the damages amount and fees payable to PharmAthene is expected to be issued by the Court of Chancery later this year and will remain subject to appeal.

Forward-Looking Statement Disclaimer

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risks associated with our interest in Tecovirimat, also known as ST-246® (formerly referred to as “Arestvyr™” and referred to by SIGA in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 as “Tecovirimat”); risks associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates; funding delays and/or reductions or elimination of U.S. government funding and/or non-renewal of expiring funding for one or more of the Company's development programs, such as BARDA’s recent decision to de-scope the current SparVax® anthrax vaccine contract through a partial termination for convenience, or a decision by NIAID not to exercise its options under our September 2014 contract after we receive funding of approximately $5.2 million over the base period; risks associated with our common stock, risks associated with the GE Loan Agreement, risks associated with our net operating loss carryforwards, or NOLs, risks associated with the award of government contracts to our competitors or delays caused by third parties challenging government contract awards to us; risks associated with unforeseen safety and efficacy issues; risks associated with challenges related to the development, technology transfer, scale-up, and/or process validation of manufacturing processes for our product candidates; risks associated with unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products; risks associated with accomplishing any future strategic acquisitions or business combinations; and other risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission. Further, at this point, future government funding to support the development of Valortim®, rBChE and SparVax® is unlikely. Even if we received such funding, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for all of our product candidates. In its August 2014 decision, the Delaware Court of Chancery awarded to PharmAthene lump sum expectation damages for the value of PharmAthene's lost profits for Tecovirimat, but the court did not specify an amount of damages, and such amount is subject to dispute between the parties.  The amount of the award remains subject to further calculation and approval by the Delaware Court of Chancery and there may be further proceedings before the final amount is approved by the Delaware Court of Chancery, which determination, along with the decision itself, will remain subject to appeal by SIGA to the Delaware Supreme Court. As a result, the decision could be reversed, remanded or otherwise changed. There can be no assurances if and when PharmAthene will receive any payments from SIGA as a result of the decision.  SIGA has stated publicly that it does not currently have cash sufficient to satisfy the potential award. Furthermore, because SIGA has filed for protection under the federal bankruptcy laws, PharmAthene is automatically stayed from taking any enforcement action in the Delaware Court of Chancery. By agreement of the parties, and with the approval of the Bankruptcy Court, the automatic stay has been lifted for the sole purpose of allowing the Delaware Court of Chancery to enter a money judgment and to allow the parties to exercise their appellate rights. Our ability to collect a money judgment from SIGA remains subject to further proceedings in the Bankruptcy Court.

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Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

Tables Follow

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PHARMATHENE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$19,620,392	$10,480,979
Billed accounts receivable	-	1,427,113
Unbilled accounts receivable	303,667	2,199,525
Prepaid expenses and other current assets	661,360	231,491
Total current assets	20,585,419	14,339,108

Property and equipment, net	362,458	386,068
Other long-term assets and deferred costs	53,384	65,660
Goodwill	2,348,453	2,348,453
Total assets	$23,349,714	$17,139,289

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$282,024	$1,128,172
Accrued expenses and other liabilities	2,552,674	3,182,687
Deferred revenue	56,786	341,723
Current portion of long-term debt	993,322	999,996
Current portion of derivative instruments	-	51,663
Short-term debt	-	1,091,740
Total current liabilities	3,884,806	6,795,981

Other long-term liabilities	507,072	588,745
Long-term debt, less current portion	-	730,279
Derivative instruments, less current portion	851,793	1,688,572
Total liabilities	5,243,671	9,803,577

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 62,215,986 and 52,304,246 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	6,222	5,230
Additional paid-in-capital	235,979,613	217,877,117
Accumulated other comprehensive loss	(225,872)	(218,710)
Accumulated deficit	(217,653,920)	(210,327,925)
Total stockholders' equity	18,106,043	7,335,712
Total liabilities and stockholders' equity	$23,349,714	$17,139,289

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PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Contract revenue	$962,451	$3,488,142	$8,363,909	$14,258,680

Operating expenses:
Research and development	1,728,929	2,556,383	7,528,616	11,192,403
General and administrative	3,192,427	4,086,348	8,289,788	8,698,873
Depreciation	37,125	44,593	113,272	139,049
Total operating expenses	4,958,481	6,687,324	15,931,676	20,030,325

Loss from operations	$(3,996,030)	$(3,199,182)	$(7,567,767)	$(5,771,645)
Other income (expense):
Interest income	8	31	690	2,470
Interest expense	(46,938)	(89,817)	(174,046)	(289,635)
Change in fair value of derivative instruments	(560,487)	(628,622)	464,703	(1,181,575)
Other income (expense)	80	507	(1,470)	(3,506)
Total other income (expense)	(607,337)	(717,901)	289,877	(1,472,246)

Net loss before income taxes	(4,603,367)	(3,917,083)	(7,277,890)	(7,243,891)
Income tax provision	(25,068)	(28,804)	(48,105)	(49,753)
Net loss	$(4,628,435)	$(3,945,887)	$(7,325,995)	$(7,293,644)

Basic and diluted net loss per share	$(0.08)	$(0.08)	$(0.13)	$(0.15)
Weighted average shares used in calculation of basic and diluted net loss per share	58,952,731	52,166,733	55,577,550	50,105,641

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